AMENDMENT TO THE STATE REGISTRATION SERVICES AGREEMENT

This Amendment to the State Registration Services Agreement (the “Amendment”) is made as of March 8th, 2013 by and between TD ASSET MANAGEMENT USA FUNDS INC. (“TD Funds”) and BNY Mellon (f/k/a/ PNC Global Investor Servicing Inc., f/k/a PFPC INC). (“BNY”)

BACKGROUND:

A.	TD and BNY (successor to ClearSky Corporation) are parties to a State Registration Services Agreement dated as of November 27, 1995, as amended (the “Agreement”).

B.	The parties desire to amend the Agreement to add nine series of TD Funds to the Agreement

TERMS:

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Each of the following Funds is included as series of TD Funds under the Agreement for all purposes:

TDAM Core Bond Fund

TDAM High Yield Bond Fund

TDAM U.S. Equity Income Fund

TDAM U.S. Large Cap Core Equity Fund

TDAM Global Equity Income Fund

TDAM Global Low Volatility Equity Fund

TDAM Global All Cap Fund

TDAM Target Return Fund

TDAM U.S. Small-Mid Cap Equity Fund*

*Expected to commence operations in May 2013.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ Kevin LeBlanc
Name:	Kevin LeBlanc
Title:	CEO

BNY MELLON

By:	/s/ Kevin R. Caravella
Name:	Kevin R. Caravella
Title:	Managing Director